UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report (Date of Earliest Event Reported)

December 16, 2008
General Growth Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11656	42-1283895

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
110 N. Wacker Drive, Chicago, Illinois 60606

(Address of principal executive offices) (Zip Code)
(312) 960-5000

(Registrant’s telephone number, including area code)
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On December 16, 2008, General Growth Properties, Inc. (the “Company”) and certain of its subsidiaries (collectively with the Company, the “Company Parties”) and Eurohypo AG, New York Branch, in its capacity as administrative agent on behalf of the lenders’ parties thereto (collectively, the “Lenders”), entered into a Forbearance and Waiver Agreement (the “Forbearance Agreement”) dated as of December 15, 2008, related to that certain Amended and Restated Credit Agreement dated as of February 24, 2006 by and among the Company Parties and the Lenders, as amended (the “Credit Agreement”).
Pursuant and subject to the terms of the Forbearance Agreement, the Lenders agreed to waive certain identified events of default under the Credit Agreement and forbear from exercising certain of the Lenders’ default related rights and remedies with respect to such identified defaults until January 30, 2009. These defaults included, among others, the failure to timely repay the Mortgage Loans (as defined below under Item 8.01).
Without acknowledging the existence or validity of the identified defaults, the Company Parties agreed that, during the forbearance period, without the consent of the Lenders required under the Credit Agreement and subject to certain “ordinary course of business” exceptions, they would not enter into any transaction that would result in a change in control, incur any indebtedness, dispose of any assets or issue any capital stock for other than fair market value, make any redemption or restricted payment, purchase any subordinated debt, or amend the Contingent Stock Agreement. In addition, the Company Parties agreed that investments in The Rouse Company LP and it subsidiaries (“Rouse”) would not be made by non-Rouse subsidiaries of the Company and their other subsidiaries, subject to certain ordinary course of business exceptions. The Company Parties also agreed that certain proceeds received in connection with financings or capital transactions would be retained by the Company Party or subsidiary of a Company Party receiving such proceeds. Finally, the Forbearance Agreement modified the Credit Agreement to eliminate the obligation of the Lenders to provide additional revolving credit borrowings, letters of credit and the option to extend the term of the Credit Agreement.
The foregoing description of the Forbearance Agreement does not purport to be complete. Accordingly, such description is qualified in its entirety by reference to the Forbearance Agreement, a copy of which is filed as Exhibit 10.1 and which is hereby incorporated by reference herein.
ITEM 8.01 OTHER EVENTS
On December 16, 2008, the Company and certain of its subsidiaries, including Fashion Show Mall LLC and Phase II Mall Subsidiary LLC (collectively with the Company, the “Company Mortgage Parties”), Deutsche Bank Trust Company Americas, as administrative agent and the required lenders (collectively, the “Mortgage Lenders”), entered into Forbearance Agreements (the “Mortgage Forbearance Agreements”) related to the Loan Agreements dated as of November 28, 2008, as amended, by and among the Company Mortgage Parties and the Mortgage Lenders for the $900 million mortgage loans secured by the Company’s Fashion Show and Palazzo shopping centers located in Las Vegas, Nevada (the “Mortgage Loans”).
Pursuant and subject to the terms of the Mortgage Forbearance Agreements, the Mortgage Lenders agreed to waive non-payment of the Mortgage Loans until February 12, 2009.
On December 18, 2008, the Company and certain of its subsidiaries (collectively with the Company, the “Company Borrowers”) and Europhypo AG, New York Branch in its capacity as administrative agent on behalf of the lenders’ parties thereto (collectively, the “ 2008 Lenders”), entered into a Forbearance and Waiver Agreement (the “ 2008 Forbearance Agreement”) related to that certain Loan Agreement dated as of July 11, 2008 by and among the Company Borrowers and the 2008 Lenders, as amended by that certain First Amendment to Loan Agreement, dated as of September 2, 2008 (the “Loan Agreement”).
Pursuant and subject to the terms of the 2008 Forbearance Agreement, the Lenders agreed to waive certain identified events of default by certain of the Company Borrowers under the Loan Agreement and forbear from exercising certain of the 2008 Lenders’ default related rights and remedies with respect to such identified defaults until January 30, 2009. These defaults included, among others, the failure to timely repay the Mortgage Loans. The Company did not acknowledge the existence or validity of the identified defaults.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit No.	Description

10.1	Forbearance and Waiver Agreement by and among General Growth Properties, Inc. and certain additional parties thereto, entered into on December 16, 2008 and dated as of December 15, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.
By:	/s/ Thomas H. Nolan, Jr.
Thomas H. Nolan, Jr.
Interim President

Date: December 22, 2008

EXHIBIT INDEX

Exhibit
Number	Name

10.1	Forbearance and Waiver Agreement by and among General Growth Properties, Inc. and certain additional parties thereto, entered into on December 16, 2008 and dated as of December 15, 2008.